Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED ACCOUNTNG FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of GulfMark Offshore, Inc. for the registration of common stock, preferred stock, warrants, and/or debt securities, or any combination thereof, as the case may be, not to exceed $400,000,000, and for the registration of 2,085,700 shares of Common Stock for resale by the selling security holders named in the Registration Statement, and to the incorporation by reference in the Registration Statement of our reports dated February 28, 2008, with respect to the consolidated financial statements of GulfMark Offshore, Inc. and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the year then ended, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, included in GulfMark Offshore, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.
/s/ UHY LLP
Houston, Texas
September 11, 2008